Exhibit 5.09
August 22, 2019
Entergy Mississippi, LLC
308 East Pearl Street
Jackson, Mississippi 39201

Ladies and Gentlemen:

We have acted as local Texas counsel for Entergy Mississippi, LLC, a Texas limited liability company (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”), including the exhibits thereto, which the Company proposes to file on or shortly after the date hereof, relating to (I) the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (a) an indeterminate aggregate principal amount of the Company’s First Mortgage Bonds (the “Bonds”), to be issued in one or more series pursuant to the Company’s Mortgage and Deed of Trust, dated as of February 1, 1988, as heretofore amended and supplemented by all indentures amendatory thereof and supplemental thereto, and as it will be further amended and supplemented (the Mortgage and Deed of Trust as so amended and supplemented being hereinafter referred to as the “Mortgage”) with The Bank of New York Mellon, as successor trustee, and (b) an indeterminate amount of the Company’s preferred membership interests (the “Preferred”); and (II) the qualification under the Trust Indenture Act of 1939, as amended, of the Mortgage.

In our capacity as such counsel, we have examined the Registration Statement, the Amended and Restated Certificate of Formation of the Company (the “Certificate of Formation”), the Amended and Restated Company Agreement of the Company (the “Company Agreement”), and the Mortgage, which has been filed with the Securities and Exchange Commission as an exhibit to the Registration Statement. As to questions of fact material to the opinions expressed herein, we have relied upon representations and certifications of the officers of the Company and appropriate public officials without independent verification of such matters except as otherwise described herein. We have also examined or have caused to be examined such other documents and have satisfied ourselves as to such other matters as we have deemed necessary in order to render this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Subject to the qualifications hereinafter expressed, we are of the opinion that:

1. The Bonds will be legally issued and will be binding obligations of the Company when:

a. the Company’s Board of Directors, a duly authorized committee thereof or a duly authorized officer of the Company, acting within authority granted by a then current resolution of the Company’s Board of Directors, shall have approved and established the terms of such Bonds in accordance with the Mortgage;

b. such Bonds have been executed and authenticated in accordance with the Mortgage, and issued and sold by the Company in accordance with their terms and provisions and as contemplated by the Registration Statement and a prospectus supplement or other offering document or agreement relating to the sale of such securities and in compliance with an appropriate order with regard to the issuance of the Bonds by the Federal Energy Regulatory Commission (the “FERC”); and

c. such Bonds have been delivered for the consideration contemplated by, and otherwise as contemplated in, the Registration Statement and a prospectus supplement or other offering document or agreement relating to the sale of such securities and the Mortgage.

2. The Preferred will be legally issued, and purchasers of the Preferred will have no obligation to make payments to the Company or its creditors (other than the purchase price for the securities) or contributions to the Company or its creditors solely by reason of the purchasers’ ownership of the Preferred, when:

a. the Company Agreement has been validly amended by the members of the Company to establish the class of preferred membership interests to be issued by the Company;

b. the Company’s Board of Directors has taken all necessary company action in accordance with the Certificate of Formation, the Company Agreement and the Texas Business Organizations Code to establish the terms of the applicable series of Preferred and to authorize its issuance;

c. the number of units of Preferred sold does not exceed any amount authorized to be sold by the Company’s Board of Directors;

d. certificates representing such units of such series of Preferred have been duly executed and countersigned, the terms of the Preferred sold are consistent with the terms of Preferred established in accordance with paragraph 2.b. above, and such units of Preferred have been issued and sold by the Company on the terms and conditions set forth in the Registration Statement and a prospectus supplement or other offering document or agreement relating to the sale of such units of Preferred and in compliance with the Certificate of Formation, the Company Agreement, the Texas Business Organizations Code and an appropriate FERC order with regard to the issuance of the Preferred; and

e. the Company’s Board of Directors has taken all necessary company action in accordance with the Certificate of Formation, the Company Agreement and the Texas Business Organizations Code to establish the sales price for such units of Preferred and such units of Preferred have been delivered for such consideration.

This opinion is limited to the laws of the States of New York and Texas and the federal laws of the United States of America. To the extent that the opinions relate to or are dependent upon matters governed by the laws of the State of New York or the federal laws of the United States of America, we have relied upon the opinion of Morgan, Lewis & Bockius LLP, which is being filed as Exhibit 5.08 to the Registration Statement.

We hereby consent to the filing of this opinion as Exhibit 5.09 to the Registration Statement. We also consent to the reference to us in the prospectus included in the Registration Statement under the caption “Legality.” In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,
/s/ DUGGINS WREN MANN & ROMERO, LLP